                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                               IPL SYSTEMS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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
                                IPL SYSTEMS, INC.
                                124 ACTON STREET
                          MAYNARD, MASSACHUSETTS 01754

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON APRIL 8, 1998

TO THE STOCKHOLDERS OF IPL SYSTEMS, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of IPL Systems, Inc., a Massachusetts corporation (the "Company"), will be held on Wednesday, April 8, 1998 at 10:00 a.m. eastern daylight time at 124 Acton Street, Maynard, Massachusetts for the following purposes:

     1. To elect four directors to serve for the ensuing year and until their successors are elected.

     2.   To approve the Company's 1997 Equity Incentive Plan, as amended.

     3. To approve an amendment to the Company's Articles of Organization to change the name of the Company from IPL Systems, Inc. to Andataco, Inc.

     4. To approve an amendment to the Company's Articles of Organization to increase the authorized number of shares of Class A Common Stock from 30,000,000 to 40,000,000 shares.

     5. To ratify the selection of Price Waterhouse LLP as independent accountants of the Company for its fiscal year ending October 31, 1998.

     6. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on February 16, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                        By Order of the Board of Directors



                                        Richard A. Hudzik
                                        Clerk

San Diego, California
February 27, 1998

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                                IPL SYSTEMS, INC.
                                124 ACTON STREET
                          MAYNARD, MASSACHUSETTS 01754

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                                  APRIL 8, 1998

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of IPL Systems, Inc., a Massachusetts corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Wednesday, April 8, 1998 at 10:00 a.m. eastern daylight time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at 124 Acton Street, Maynard, Massachusetts. The Company intends to mail this Proxy Statement and accompanying proxy card on or about February 27, 1998 to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

     The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this Proxy Statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Class A Common Stock (the "Common Stock") beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES


     Only holders of record of Common Stock at the close of business on February 16, 1998 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on February 16, 1998, the Company had outstanding and entitled to vote 23,819,399 shares of Common Stock.


     Except as provided below, each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the annual meeting. With respect to the election of directors, stockholders may exercise cumulative voting rights. Under cumulative voting, each holder of Common Stock will be entitled to four votes for each share held. Each stockholder may give one candidate, who has been nominated prior to voting, all the votes such stockholder is entitled to cast or may distribute such votes among as many such candidates as such stockholder chooses. (However, no stockholder will be entitled to cumulate votes unless the candidate's name has been placed in nomination prior to the voting and at least one stockholder has given notice at the meeting, prior to the voting, of his or her intention to cumulate votes). Unless the proxyholders are otherwise instructed, stockholders, by means of the accompanying proxy, will grant the proxyholders discretionary authority to cumulate votes.

REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's executive office, 10140 Mesa Rim Road, San Diego, California 92121, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.



                                       1.

STOCKHOLDER PROPOSALS

     Proposals of stockholders that are intended to be presented at the Company's 1999 Annual Meeting of Stockholders must be received by the Company not later than October 30, 1998 to be included in the proxy statement and proxy relating to that Annual Meeting.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

     The Company's directors are elected annually to serve until the next Annual Meeting and until each such director's successor shall have been duly elected and qualified, or until such director's earlier death, resignation or removal. There are four nominees for the four Board positions presently authorized in the Company's By-laws. Each nominee listed below is currently a director of the Company, two such directors, Harris Ravine and Cornelius P. McMullan, having been elected by the stockholders at the 1997 Annual Meeting of Stockholders, and two such directors, W. David Sykes and Melville Straus, having been appointed by the Board. Ronald J. Gellert resigned as director of the Company upon consummation of the merger of IPL Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company ("IPL Acquisition Corp."), with and into Andataco, a California corporation ("Andataco"), on June 3, 1997 (the "Merger"), at which time IPL Acquisition Corp. ceased to exist and Andataco became a wholly-owned subsidiary of the Company. At such time, the Board appointed Mr. Sykes as a member of the Board of Directors. The Board appointed Mr. Straus as a member of the Board of Directors upon the resignation from the Board of Mr. Stephen J. Ippolito in September 1997.

     Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the four nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

     The four candidates receiving the highest number of affirmative votes cast at the meeting will be elected directors of the Company.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

NOMINEES

     The names of the nominees and certain information about them are set forth below:


     NAME                                  AGE                          POSITIONS HELD
     ----                                  ---                          --------------
     Harris Ravine                          55    Chairman of the Board of Directors and Chief Executive
                                                  Officer of the Company; Chairman of the Board of Directors
                                                  and Chief Executive Officer of Andataco

     W. David Sykes                         41    Vice Chairman of the Board of Directors and President of
                                                  the Company; Vice Chairman of the Board of Directors and
                                                  President of Andataco

     Cornelius P. McMullan                  58    Director of the Company

     Melville Straus                        59    Director of the Company


     Harris Ravine has served as director of the Company since November 1995. He was elected Chairman of the Board and appointed Chief Executive Officer of the Company upon the consummation of the Merger. Mr. Ravine has served as Chief Executive Officer and as Chairman of the Board of Directors of Andataco since June 1997. From 1995 through May 1997, he was



                                       2.

a principal in BI Capital, a private venture capital group investing in technology and medical start up opportunities. From 1985 to 1994, Mr. Ravine held senior executive positions with Storage Technology Corporation, most recently as Executive Vice President, Chief Administrative Officer and Group Officer for midrange and UNIX applications. Mr. Ravine is a member of the board of directors of Amplicon Financial, Inc., a publicly-held financial services company.

     W. David Sykes has served as a director of the Company since June 1997. He founded Andataco in November 1986 and served as its President and Chief Executive Officer until the Merger, at which time Mr. Sykes was elected Vice Chairman of the Board of Directors and appointed President of the Company. Mr. Sykes remains President of Andataco, and also serves as Vice Chairman of the Board of Directors of Andataco. He has served as a director of Andataco since November 1986.

     Cornelius P. McMullan has served as a director of the Company since January 1996. Since January 1997 he has been Executive Vice President of VMARK Software, Inc., a software company, and served as Independent Technology Consultant of VMARK from January 1996 to December 1996. From December 1992 through January 1996, he was President and Chief Executive Officer of Sequoia Systems, Inc., a computer technology company.

     Melville Straus has served as director of the Company since September
1997. Mr. Straus is Managing Principal of Straus Asset Management, LLC which he formed in January 1998. He remains a limited principal at Weiss, Peck & Greer which he joined in 1973. His primary responsibilities while at Weiss, Peck & Greer were as director of the Small Cap Growth Group, member of the Executive Committee, and President and Trustee of the WPG Tudor Fund and the WPG Growth Fund and Executive Vice President and Trustee of the WPG Growth and Income Fund.

BOARD COMMITTEES AND MEETINGS

     During the fiscal year ended October 31, 1997, the Board of Directors held 10 meetings. The Board has an Audit Committee and a Compensation Committee.

     The Audit Committee recommends to the Board the independent accountants to be retained by the Company, meets with the accountants at least annually to review the results of the annual audit and discuss the financial statements, and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is composed of two non-employee directors: Messrs. McMullan and Straus. During the fiscal year 1997, the Audit Committee held one meeting.

     The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is composed of two non-employee directors:
Messrs. McMullan and Straus. During the fiscal year 1997, the Compensation Committee held two meetings.

     During the fiscal year ended October 31, 1997, each Board member attended 100% of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, as applicable.



                                       3.

                                   PROPOSAL 2

             APPROVAL OF THE 1997 EQUITY INCENTIVE PLAN, AS AMENDED

     On September 11, 1997, the Board of Directors adopted the 1997 Equity Incentive Plan (the "1997 Plan"), subject to stockholder approval, and reserved an aggregate of 1,195,000 shares of Common Stock for issuance under the Plan to the Company's employees, directors and consultants.

     The Board adopted the 1997 Plan so that the Company could grant stock options and other stock awards to employees, directors and consultants at levels determined appropriate by the Board and the Compensation Committee, and to allow the Company more flexibility in attracting and retaining qualified employees (including officers), directors and consultants of the Company and promoting the success of the Company's business.

     On December 1, 1997, options (net of canceled or expired options) covering an aggregate of 816,000 shares of the Company's Common Stock had been granted under the 1997 Plan, and 379,000 shares remained available for future grant under the 1997 Plan. On December 18, 1997, the Board of Directors amended the 1997 Plan, subject to stockholder approval, to increase the number of shares reserved for issuance thereunder to an aggregate of 2,695,000 shares. The Board adopted this amendment to ensure that the Company can continue to grant stock options and other awards to employees, directors and consultants at levels determined appropriate by the Board and the Compensation Committee.

     At January 31, 1998, options (net of cancelled or expired options) covering an aggregate of 806,000 shares, 1,305,000 shares and 99,500 shares of the Company's Common Stock had been granted under the 1997 Plan, the IPL Systems, Inc. 1996 Consolidated Equity Plan (the "Consolidated Equity Plan") and the Company's 1991/1993 Consolidated Equity Plan (the "1993 Plan"), respectively. 1,889,000 shares remained available for future grant under the 1997 Plan, assuming stockholder approval of this Proposal 2. No shares remained available for issuance under the Consolidated Equity Plan other than shares that might in the future be returned to the Consolidated Equity Plan as a result of cancellations or expirations of options. 650,000 shares remained available for future grant under the 1993 Plan, in addition to any shares that might in the future be returned to the 1993 Plan as a result of cancellations or expirations of options. The Company does not intend to grant any further options under the 1993 Plan.

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the 1997 Plan, as amended. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

     The essential features of the 1997 Plan are described below.

GENERAL

     The 1997 Plan provides for the grant of incentive stock options to employees and the grant or issuance, respectively, of nonstatutory stock options, restricted stock purchase awards and stock bonuses to consultants, employees (including officers) and directors. Incentive stock options granted under the 1997 Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Nonstatutory stock options granted under the 1997 Plan are intended not to qualify as incentive stock options under the Code. See "Federal Income Tax Information" for a discussion of the tax treatment of the various awards included in the 1997 Plan.

PURPOSE

     The 1997 Plan was adopted to provide a means by which selected employees and directors of and consultants to the Company and its affiliates could be given an opportunity to receive stock in the Company, to assist in retaining the services of employees, directors and consultants holding key positions, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of the Company.



                                       4.

ADMINISTRATION

     The 1997 Plan provides that the 1997 Plan will be administered by the Board of Directors of the Company. The Board has the power to construe and interpret the 1997 Plan and, subject to the provisions of the 1997 Plan, to determine the persons to whom and the dates on which awards will be granted, what type of award will be granted, the number of shares to be subject to each award, the time or times during the term of each award when all or a portion of such award may be exercised, the exercise price, the type of consideration and other terms of the award. The Board of Directors is authorized to delegate administration of the 1997 Plan to a committee composed of not fewer than two members of the Board. The 1997 Plan provides that, in the Board's discretion, all directors serving on such committee may be "non-employee directors" within the meaning of Rule 16b-3 ("Rule 16b-3") promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and/or "outside directors" within the meaning of
Section 162(m) of the Code. If administration is delegated to a committee, the committee has the power to delegate administrative powers to a subcommittee of two or more outside directors.

     The Board has delegated administration of the 1997 Plan to the Compensation Committee of the Board. As used herein with respect to the 1997 Plan, the "Board" refers to the Compensation Committee (and, if applicable, such a subcommittee) as well as to the Board of Directors itself.

ELIGIBILITY

     Incentive stock options, nonstatutory stock options and stock appreciation rights may be granted under the 1997 Plan to employees, directors and consultants of the Company and its affiliates.

     No incentive stock option may be granted under the 1997 Plan to any employee who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its affiliates) may not exceed $100,000.

     No person shall be eligible to be granted stock options covering more than 600,000 shares of the Company's Common Stock in any calendar year, subject to the adjustment provisions under the 1997 Plan (see "Adjustment Provisions").

STOCK SUBJECT TO THE 1997 PLAN

     If awards granted under the 1997 Plan expire or otherwise terminate without being exercised, the Common Stock not purchased pursuant to such awards again becomes available for issuance under the 1997 Plan. If this Proposal No. 2 is approved, the number of shares authorized for issuance under the 1997 Plan will be 2,695,000.

TERMS OF OPTIONS

     The following is a description of the permissible terms of options under the 1997 Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

     Exercise Price; Payment. The exercise price of incentive stock options under the 1997 Plan may not be less than the fair market value of the Common Stock subject to the option on the date of the option grant, and in some cases (see "Eligibility" above), may not be less than 110% of such fair market value. The exercise price of nonstatutory options under the 1997 Plan may not be less than 85% of the fair market value of the Common Stock subject to the option on the date of the option grant.

     In the event of a decline in the value of the Company's Common Stock, the Board has the authority to offer employees the opportunity to replace outstanding higher priced options, whether incentive or nonstatutory, with new lower priced options. The Board also has the authority to include as part of an option agreement a provision entitling the optionee to a further option in the event that the optionee exercises his or her option by surrendering other shares of Common Stock as payment of the exercise price.



                                       5.

     The exercise price of options granted under the 1997 Plan must be paid either: (a) in cash at the time the option is exercised; or (b) at the discretion of the Board, (i) by delivery of other Common Stock of the Company,
(ii) pursuant to a deferred payment arrangement, or (iii) in any other form of legal consideration acceptable to the Board.

     Option Exercise. Options granted under the 1997 Plan may become exercisable in cumulative increments ("vest") as determined by the Board, and the Board may specify such other terms and conditions (which may be based on performance or other criteria) governing the time when options may be exercised. [The terms of options must provide for vesting of at least 20% of the total number of shares subject to the option per year in the case of an option granted to a non-officer employee.] Shares covered by options granted in the future under the 1997 Plan may be subject to different vesting terms than those terms under the 1997 Plan. The Board has the power to accelerate the time during which an option may be exercised. In addition, options granted under the 1997 Plan may permit exercise prior to vesting, but in such event the optionee may be required to enter into an early exercise stock purchase agreement that allows the Company to repurchase shares not yet vested at their exercise price should the optionee leave the service of the Company before vesting. To the extent provided by the terms of an option, an optionee may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing the Company to withhold a portion of the stock otherwise usable to the optionee, by delivering already-owned stock of the Company or by a combination of these means.

     Term. The maximum term of options under the 1997 Plan is 10 years, except that in certain cases (see "Eligibility" above) the maximum term is five years. Options under the 1997 Plan generally terminate three months after the termination of an employee, director or consultant, unless (a) the termination of the optionee's relationship to the Company is due to such person's permanent and total disability (as defined in the Code), in which case the option may, but need not, provide that it may be exercised at any time within 12 months of such termination; (b) the optionee dies while employed by, or acting as a director of or consultant to, the Company or any affiliate of the Company, or within three months after termination of such employment, in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the optionee's death) within 12 months of the optionee's death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution; or (c) the option by its terms specifically provides otherwise. Individual options by their terms may provide for exercise within a longer period of time following termination of service. The option term may also be extended in the event that exercise of the option within these periods is prohibited for specified reasons.

TERMS OF STOCK BONUSES AND PURCHASES OF RESTRICTED STOCK

     Purchase Price; Payment. The purchase price under each stock purchase agreement will be determined by the Board; provided; however, the price may not be less than 85% of the fair market value of the Common Stock on the date of the award. The purchase price for a person who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company shall be 100% of the fair market value of the Common Stock on the date of the award. The purchase price of stock pursuant to a stock purchase agreement must be paid either: (i) in cash at the time of purchase; (ii) at the discretion of the Board, according to a deferred payment or other arrangement with the person to whom the Common Stock is sold; or (iii) in any other form of legal consideration that may be acceptable to the Board in its discretion. Notwithstanding the foregoing, eligible participants may be awarded stock pursuant to a stock bonus agreement in consideration of past services actually rendered to the Company or for its benefit.

     Repurchase. Shares of Common Stock sold or awarded under the 1997 Plan may, but need not, be subject to a repurchase option in favor of the Company in accordance with a vesting schedule determined by the Board. In the event a person ceases to render service to the Company or an affiliate of the Company, the Company may repurchase or otherwise reacquire any or all of the shares of Common Stock held by that person that have not vested as of the date of termination of such services under the terms of the stock bonus or restricted stock purchase agreement.

ADJUSTMENT PROVISIONS

     If there is any change in the stock subject to the 1997 Plan or subject to any award granted under the 1997 Plan (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the 1997 Plan and awards outstanding thereunder will be appropriately adjusted as to the class and the maximum



                                       6.

number of shares subject to such plan, the maximum number of shares which may be granted to a person during a calendar year, and the class, number of shares and price per share of stock subject to such outstanding awards.

EFFECT OF CERTAIN CORPORATE EVENTS

     The 1997 Plan provides that, in the event of a dissolution or liquidation of the Company, a sale of all or substantially all of the Company's assets, specified type of merger or other corporate reorganization, then (i) any surviving or acquiring corporation shall assume awards outstanding under the 1997 Plan or substitute similar awards for those outstanding, or (ii) if the surviving or acquiring corporation refuses to assume outstanding awards or substitute similar awards, then such awards shall be terminated if not exercised at or prior to such event.

DURATION, AMENDMENT AND TERMINATION

     The Board may suspend or terminate the 1997 Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the 1997 Plan will terminate on September 10, 2007.

     The Board may also amend the 1997 Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of the Company within twelve months before or after its adoption by the Board if the amendment would: (a) modify the requirements as to eligibility for participation (to the extent such modification requires stockholder approval in order for the 1997 Plan to satisfy Section 422 of the Code, if applicable, or Rule 16b-3); (b) increase the number of shares reserved for issuance upon exercise of options; or (c) change any other provision of the 1997 Plan in any other way if such modification requires stockholder approval in order to comply with Rule 16b-3 or satisfy the requirements of Section 422 of the Code. The Board may submit any other amendment to the 1997 Plan for stockholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.

RESTRICTIONS ON TRANSFER

     Under the 1997 Plan, an incentive stock option may not be transferred by the optionee otherwise than by will or by the laws of descent and distribution and, during the lifetime of an optionee, may be exercised only by the optionee. A nonstatutory stock option may not be transferred except by will or by the laws of descent and distribution, except to the extent otherwise set forth in the option grant agreement as determined in the discretion of the Board. In any case, an optionee may designate in writing a third party who may exercise the option in the event of the optionee's death. Rights under a stock bonus or restricted stock purchase agreement are transferable only by the laws of descent and distribution or, if authorized by the terms of the applicable stock bonus or restricted stock purchase agreement, pursuant to a "domestic relations order." In addition, any shares subject to repurchase by the Company under an early exercise stock purchase agreement may be subject to restrictions on transfer which the Board deems appropriate.

FEDERAL INCOME TAX INFORMATION

     Incentive Stock Options. Incentive stock options under the 1997 Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code.

     There generally are no federal income tax consequences to the optionee or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may result in the imposition of or an increase in alternative minimum tax liability to the optionee.

     If an optionee holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the optionee upon exercise of the option, any gain or loss on a disposition of such stock will be capital gain or loss. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), at the time of disposition, the optionee will realize taxable ordinary income equal to the lesser of (a) the excess of the stock's fair market value on the date of exercise over the exercise price, or (b) the optionee's actual gain, if any, on the purchase and sale. The optionee's additional gain, or any loss, upon the disqualifying disposition will be a capital gain or loss, which will be long-term, mid-term or short-term depending on how long the stock was held. Capital gains currently are generally



                                       7.

subject to lower tax rates than ordinary income. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

     To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

     Nonstatutory Stock Options. Nonstatutory stock options granted under the 1997 Plan generally have the following federal income tax consequences:

     There are no tax consequences to the optionee or the Company by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionee normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price. Generally, with respect to employees, the Company is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long-term, mid-term or short-term depending on how long the stock was held. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

     Restricted Stock and Stock Bonuses. Restricted stock and stock bonuses granted under the 1997 Plan generally have the following federal income tax consequences:

     Upon acquisition of stock under a restricted stock or stock bonus award, the recipient normally will recognize taxable ordinary income equal to the excess of the stock's fair market value over the purchase price, if any. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse, unless the recipient elects to be taxed on receipt of the stock. Generally, with respect to employees, the Company is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the recipient. Upon disposition of the stock, the recipient will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock, if any, plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long-term, mid-term or short-term depending on how long the stock was held. Slightly different rules may apply to persons who acquire stock subject to forfeiture under Section 16(b) of the Exchange Act.

     Potential Limitation on Company Deductions. Code Section 162(m) denies a deduction to any publicly held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1 million for a covered employee. It is possible that compensation attributable to awards under the 1997 Plan, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

     Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Section 162(m) of the Code, compensation attributable to stock options will qualify as performance-based compensation, provided that: (i) the stock award plan contains a per-employee limitation on the number of shares for which stock options may be granted during a specified period; (ii) the per-employee limitation is approved by the stockholders; (iii) the award is granted by a compensation committee comprised solely of "outside directors;" and (iv) the exercise price of the award is no less than the fair market value of the stock on the date of grant. Restricted stock and stock bonuses qualify as performance-based compensation under these Treasury regulations only if: (i) the award is granted by a compensation committee comprised solely of "outside directors;" (ii) the award is granted (or exercisable) only upon the achievement of an objective performance goal established in writing by the compensation



                                       8.

committee while the outcome is substantially uncertain; (iii) the compensation committee certifies in writing prior to the granting (or exercisability) of the award that the performance goal has been satisfied; and (iv) prior to the granting (or exercisability) of the award, stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount (or formula used to calculate the amount) payable upon attainment of the performance goal).

     The following table presents certain information with respect to options granted under the 1997 Plan, subject to the approval of the 1997 Plan by the stockholders, to (i) the Named Executive Officers, (ii) all executive officers and Directors as a group, (iii) all non-executive officer directors as a group, and (iv) all non-executive officer employees as a group.

                              NEW PLAN BENEFITS(1)

                                                           1997 STOCK OPTION PLAN
                                                    --------------------------------------
                                                                         NUMBER OF SHARES
                                                                        SUBJECT TO OPTIONS
NAME AND POSITION                                   DOLLAR VALUE(2)          GRANTED
-----------------------------------------------     ---------------     ------------------
Peter W. Bell .................................          $   95,375                 54,500
Anita D. Buchanan .............................          $    7,438                  3,500
All Executive Officers and Directors as a Group          $  102,813                 58,000
All Non-Executive Officer Directors as a Group                    0                      0
All Non-Executive Officer Employees as a Group           $1,758,640                796,000

----------
(1) This table summarizes the Board of Directors' allocation of options to purchase shares of the Company's Common Stock in the fiscal year ended October 31, 1997 pursuant to the 1997 Plan.

(2)  Exercise price multiplied by the number of shares underlying the option(s).



                                       9.

                                   PROPOSAL 3

                       APPROVAL OF CHANGE OF COMPANY NAME

     On February 5, 1998, the Board of Directors adopted a resolution to amend the Company's Articles of Organization (the "Articles") to change the name of the Company from "IPL Systems, Inc." to "Andataco, Inc." As a result of the business combination with Andataco and the change in senior management of the Company, the Board of Directors believes that the Company and its stockholders would benefit from the proposed name change.

     The affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock will be required to approve the proposal to amend the Company's Articles to change the name of the Company. As a result, broker non-votes and abstentions will have the same effect as negative votes.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.



                                      10.

                                   PROPOSAL 4

       APPROVAL OF INCREASE IN NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

     The Board of Directors has adopted, subject to stockholder approval, an amendment to the Company's Articles to increase the Company's authorized number of shares of Common Stock from 30,000,000 shares to 40,000,000 shares (the "Amendment").

     In addition to the 23,819,399 shares of Common Stock outstanding at January 31, 1998, the Board has reserved 3,225,000 shares of Common Stock for issuance upon exercise of various outstanding stock options (including options issued or issuable under the Company's stock option plans) and 180,783 shares of Common Stock reserved for issuance upon exercise of various outstanding warrants.

     The additional Common Stock to be authorized by adoption of the Amendment would have rights identical to the currently outstanding Common Stock of the Company. Adoption of the Amendment and issuance of the Common Stock would not affect the rights of the holders of currently outstanding Common Stock of the Company, except for effects incidental to increasing the number of shares of the Company's Common Stock outstanding, such as dilution of the earnings per share and voting rights of current holders of Common Stock. If the Amendment is adopted, it will become effective upon filing of the Amendment with the Secretary of State of the Commonwealth of Massachusetts.


     The Board has no present intention to issue any additional shares of Common Stock. The Board believes that the availability of such additional shares will provide the Company with increased flexibility to use its capital stock for business and financial purposes in the future. The additional shares may be used, without further stockholder approval, for various purposes including, without limitation, raising capital, providing equity incentives to employees, officers or directors, establishing strategic relationships with other companies and expanding the Company's business or service offerings through the acquisition of other businesses.


     The additional shares of Common Stock that would become available for issuance if the proposal were adopted could also be used by the Company to oppose a hostile takeover attempt or delay or prevent changes in control or management of the Company. For example, without further stockholder approval, the Board could strategically sell shares of Common Stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. Although this proposal to increase the authorized Common Stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at the Company), nevertheless, stockholders should be aware that approval of this proposal could facilitate future efforts by the Company to deter or prevent changes in control of the Company, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

     Under the Company's Articles, no stockholder is entitled to preemptive rights in respect of any future issuances of capital stock. In addition, the Company does not presently contemplate seeking stockholder approval for any future issuances of capital stock unless required to do so by an obligation imposed by applicable law, a regulatory authority or a third party.

     The affirmative vote of the holders of a majority of the outstanding shares of the Common Stock will be required to approve the Amendment. As a result, abstentions and broker non-votes will have the same effect as negative votes.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 4.



                                      11.

                                   PROPOSAL 5

              RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has selected Price Waterhouse LLP ("Price Waterhouse") as the Company's independent accountants for the fiscal year ending October 31, 1998 and has further directed that management submit the selection of independent accountants for ratification by the stockholders at the Annual Meeting. Price Waterhouse has been the Company's independent accountant since June 1997. Representatives of Price Waterhouse will have an opportunity to make a statement at the Annual Meeting if they so desire and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of Price Waterhouse as the Company's independent accountants is not required by the Company's By-laws or otherwise. However, the Board is submitting the selection of Price Waterhouse to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent accountants at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

     Prior to the Merger, Deloitte & Touche LLP ("Deloitte & Touche") had served as the Company's independent accountants, and Price Waterhouse had served as Andataco's independent accountants. Price Waterhouse, as independent accountants for Andataco, were consulted by Andataco's management on the proposed accounting for the Merger. The new management of the Company following the Merger determined to engage Price Waterhouse as the Company's independent accountants after completion of the Merger and so notified Deloitte & Touche. On June 10, 1997, the Company's Board of Directors ratified management's decision to engage Price Waterhouse as the Company's independent accountants for the fiscal year ending October 31, 1997.

     The reports of Deloitte & Touche for the two fiscal years ended December 31, 1995 and 1996 do not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles, financial statement disclosure or practice, except that the report for the year ended December 31, 1996 included an explanatory paragraph relating to an uncertainty regarding the ability of the Company (prior to the Merger) to continue as a going concern. Moreover, during such two fiscal years and any subsequent interim period preceding the date of the Company's change in accountants, there were no disagreements with Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure or audit scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte & Touche would have caused Deloitte & Touche to make reference to the subject matter of the disagreement in connection with their report. The Company has furnished a copy of the disclosure contained in this section to Deloitte & Touche requesting such firm to respond as to whether it agrees with the information set forth herein relating to such firm. Deloitte & Touche has responded that it agrees with the statements made herein with respect to such firm.

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Price Waterhouse.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 5.



                                      12.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of the Company's Common Stock as of January 31, 1998 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                                                        BENEFICIAL OWNERSHIP (1)
                                                                      ----------------------------
                                                                      NUMBER OF         PERCENT OF
                       BENEFICIAL OWNER                                 SHARES            TOTAL
-----------------------------------------------------------------     ----------        ----------
W. David Sykes (2) ..............................................     18,078,381           75.9%
IPL Systems, Inc.
   10140 Mesa Rim Road
   San Diego, CA 92121
Harris Ravine (3) ...............................................        327,413             *
Richard A. Hudzik ...............................................         92,199             *
Peter W. Bell (4) ...............................................        118,000             *
Anita D. Buchanan (5) ...........................................         12,150             *
Cornelius McMullan (6) ..........................................         29,500             *
Melville Straus .................................................              0             *
Ronald J. Gellert ...............................................              0             *
Eugene F. Tallone ...............................................              0             *
All executive officers and directors as a group (7 persons) (7) .     18,657,643           78.3%

----------
*    Less than one percent.

(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G, if any, filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 23,819,399 shares outstanding on January 31, 1998, adjusted as required by rules promulgated by the SEC.

(2) Includes 1,034,083 shares held in trust for the Sykes Children's Trust and 17,044,298 shares held in trust for the Sykes Family Trust.

(3) Represents 327,413 shares subject to options exercisable within 60 days of January 31, 1998.

(4) Represents 118,000 shares subject to options exercisable within 60 days of January 31, 1998.

(5) Represents 12,150 shares subject to options exercisable within 60 days of January 31, 1998.

(6) Represents 29,500 shares subject to options exercisable within 60 days of January 31, 1998.

(7) Includes 487,063 shares subject to options exercisable within 60 days of January 31, 1998.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended October 31, 1997, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.



                                      13.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

     Each non-employee director of the Company receives a meeting fee of $3,000 for each meeting of the Board which he attends in person and a meeting fee of $1,000 for each meeting of the Audit Committee and the Compensation Committee of the Board which he attends in person as a member of such committee. No additional fees are payable for any meeting of any committee of the Board which is held in connection with a meeting of the Board or for any conference call meeting of the Board or any committee of the Board. The members of the Board of Directors are also eligible for reimbursement for their reasonable out-of-pocket expenses incurred in connection with such director's travel to and attendance at Board and Committee meetings in accordance with Company policy. In the fiscal year ended October 31, 1997, the total compensation paid to non-employee directors was $31,000.

     In addition, all of the directors who are not employees of the Company are eligible to participate in the 1993 Director Stock Option Plan (the "Directors' Plan"). Option grants under the Directors' Plan are intended by the Company not to qualify as incentive stock options under the Code and are nondiscretionary. Each non-employee director is automatically granted under the Directors' Plan, without further action by the Company, the Board of Directors or the stockholders of the Company, an initial option to purchase 10,000 shares of Common Stock of the Company upon election as a director. The exercise price of options granted under the Plan is 100% of the fair market value of the Common Stock subject to the option on the date of the option grant. Options granted under the Directors' Plan become exercisable as to 20% of the option shares on the date one year after the date of grant and 20% of the option shares become exercisable at each subsequent annual meeting thereafter, provided that the optionee has, during the period beginning on the date of grant for such option and ending on such vesting date, continuously served as a non-employee director. Furthermore, an additional option to purchase 2,000 shares is automatically granted to each non-employee director upon annual reelection as a director, which option will become exercisable at the commencement of business on the first annual meeting thereafter, with such option becoming exercisable only if the non-employee director is a member of the Board at the opening of business on the date of such subsequent annual meeting. The term of options granted under the Directors' Plan is ten years from the date of grant.

     During the last fiscal year, the Company granted an option to purchase 2,000 shares to one non-employee director, Cornelius P. McMullan. As of January 31, 1998, options to purchase an aggregate of 38,800 shares had been granted under the Directors' Plan, and no such options had been exercised.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table shows for the fiscal year ended October 31, 1997, 96 and 95, compensation awarded or paid to, or earned by, the Company's Chief Executive Officer, its other four most highly compensated executive officers at October 31, 1997, and two former executive officers who departed from the Company during the last fiscal year (collectively, the "Named Executive Officers"):



                                      14.

                                                      SUMMARY COMPENSATION TABLE

                                                                                                   LONG-TERM
                                                                                                  COMPENSATION
                                                         ANNUAL COMPENSATION (1)                     AWARDS
                                               -------------------------------------------        ------------
                                                                                                     SHARES               ALL
                                      FISCAL                                  OTHER ANNUAL         UNDERLYING            OTHER
    NAME AND PRINCIPAL POSITION        YEAR     SALARY         BONUS          COMPENSATION          OPTIONS           COMPENSATION
----------------------------------    ------   --------       --------        ------------        ------------        ------------
Harris Ravine(2)                       1997    $125,000                                                700,000(9)
Chief Executive Officer

W. David Sykes                         1997    $104,167(6)                    $    193,992(8)
President

Peter W. Bell(3)                       1997    $ 50,000                                                480,000(10)
Vice President of Worldwide Sales

Richard A. Hudzik                      1997    $ 56,250(7)    $  3,375                                                $ 106,000(11)
Vice President - Finance, Chief
Financial Officer, Treasurer and
Clerk

Anita D. Buchanan                      1997    $104,972       $ 20,839                                   3,500
Vice President - Marketing             1996    $105,808       $ 20,175                                  15,000
                                       1995    $ 90,950       $ 13,851                                  15,000

Ronald J. Gellert(4)                   1997    $185,000       $ 19,657                                                $ 232,283(12)
Former President and                   1996    $186,010       $ 47,283                                  25,000
Chief Executive Officer                1995    $ 14,231                                                115,000

Eugene F. Tallone(5)                   1997    $119,911       $ 67,539                                                $ 171,758(13)
Former Vice President -                1996    $119,911       $ 37,989                                  15,000
Finance and Chief Financial            1995    $118,996       $ 65,704
Officer

----------
(1) As permitted by rules promulgated by the SEC, no amounts are shown with respect to perquisites where such amounts do not exceed the lesser of 10% of the sum of the amount in the salary and bonus columns or $50,000.


(2) Mr. Ravine was appointed Chief Executive Officer of the Company effective June 1997, upon consummation of the Merger. See "Employment Agreements."



(3) Mr. Bell was appointed Vice President of Worldwide Sales of the Company effective July 1997. See "Employment Agreements."


(4) Mr. Gellert resigned from the Company effective May 30, 1997 in anticipation of the consummation of the Merger.

(5) Mr. Tallone resigned from the Company effective June 30, 1997 following consummation of the Merger.

(6) Mr. Sykes was appointed President of the Company effective June 1997, upon consummation of the Merger. Mr. Sykes also received an aggregate salary of $729,000 in 1997 by Andataco prior to the Merger. See "Employment Agreements."

(7) Mr. Hudzik was appointed Vice President-Finance, Chief Financial Officer, Treasurer and Clerk of the Company effective June 1997, upon consummation of the Merger. Mr. Hudzik also received an aggregate salary of $78,750 in 1997 by Andataco prior to the Merger. See "Employment Agreements."

(8) Mr. Sykes and the Company entered into a noncompetition agreement in connection with the Merger pursuant to which the Company is obligated to pay Mr. Sykes $1,000,020, payable in 60 equal monthly installments of $16,167 per month. Such payments commenced on June 30, 1997. See "Employment Agreements."



                                      15.

(9) An option to purchase 700,000 shares of Common Stock was granted to Mr. Ravine pursuant to an employment agreement entered into between Andataco and Mr. Ravine in May 1997. Such option was amended on November 5, 1997, pursuant to which the number of shares underlying the option was reduced from 700,000 to 475,000 by canceling 225,000 shares which were subject to performance-based vesting. Mr. Ravine was granted an additional option on November 5, 1997 to purchase 275,000 shares of the Company's Common Stock. See "Employment Agreements."

(10) An option to purchase 480,000 shares of Common Stock was granted to Mr. Bell pursuant to an employment offer letter dated July 9, 1997. Such option was amended on November 5, 1997, pursuant to which the number of shares underlying the option was reduced from 480,000 to 320,000 by canceling 160,000 shares which were subject to performance-based vesting. Mr. Bell was granted an additional option on November 5, 1997 to purchase 190,000 shares of the Company's Common Stock. See "Employment Agreements."

(11) Pursuant to an employment offer letter entered into between Andataco and Mr. Hudzik, Andataco was obligated to issue 51 shares of Andataco Common Stock to Mr. Hudzik upon consummation of the Merger. Such shares were converted into 92,199 shares of the Company's Common Stock in connection with the Merger.

(12) A lump sum of $232,283 was paid to Mr. Gellert in connection with his resignation as President and Chief Executive Officer of the Company pursuant to Mr. Gellert's severance agreement with the Company. See "Employment Agreements."

(13) A lump sum of $171,757.50 was paid to Mr. Tallone in connection with his resignation as Vice President-Finance and Chief Financial Officer of the Company pursuant to Mr. Tallone's severance agreement with the Company. See "Employment Agreements."

                        STOCK OPTION GRANTS AND EXERCISES

     The Company grants options to its executive officers under the 1997 Plan, the Consolidated Equity Plan and the 1993 Plan. As of January 31, 1998, options to purchase a total of 806,000 shares, 1,305,000 shares and 99,500 shares were outstanding under the 1997 Plan, the Consolidated Equity Plan and the 1993 Plan, respectively, and options to purchase 1,889,000 shares remained available for grant under the 1997 Plan. No shares remained available for issuance under the Consolidated Equity Plan other than shares that might in the future be returned to the Consolidated Equity Plan as a result of cancellations or expiration of options. 650,000 shares remained available for future grant under the 1993 Plan, in addition to shares that might in the future be returned to the 1993 Plan as a result of cancellations or expirations of options.

                      OPTION GRANTS IN THE LAST FISCAL YEAR

     The following table sets forth certain information regarding each grant of stock options made during the fiscal year ended October 31, 1997 to each of the Named Executive Officers:

                                           INDIVIDUAL GRANTS
                         -------------------------------------------------------          POTENTIAL
                                          % OF TOTAL                                 REALIZABLE VALUE AT
                             NUMBER         OPTIONS                                  ASSUMED ANNUAL RATES
                           OF SHARES      GRANTED TO                              OF STOCK PRICE APPRECIATION
                           UNDERLYING      EMPLOYEES    EXERCISE                       FOR OPTION TERM(5)
                            OPTIONS        IN FISCAL      PRICE     EXPIRATION    ---------------------------
NAME                        GRANTED        YEAR(4)       ($/SH)        DATE          5%($)            10%($)
----                       ----------     ----------    --------    ----------    ----------        ---------
Harris Ravine ...........  700,000(1)        35.2%         1.125      6/03/07       496,125         1,252,125
Peter W. Bell ...........  480,000(2)        24.1%         1.25       7/13/07       378,000           954,000
Anita Buchanan ..........    3,500(3)         *            2.125     10/07/07         4,686            11,826

----------
*    Less than one percent



                                      16.

(1) 250,000 shares underlying the option vest in 12 equal installments monthly during the first year of employment. An additional 225,000 shares will vest 25% over the next four years. The remaining 225,000 shares were subject to performance-based vesting. See "Employment Agreements."

(2) 80,000 shares underlying the option vested upon commencement of employment. An additional 240,000 shares will vest 20% over the next five years. The remaining 160,000 shares were subject to performance-based vesting. See "Employment Agreements."

(3) The shares underlying the option vest 25% one year from the date of grant, and 25% for each full year thereafter.

(4) Based on options to purchase 1,989,500 shares of Common Stock granted to employees in the last fiscal year, including the Named Executive Officers.

(5) The potential realizable value is calculated based on the term of the option at its time of grant (ten years). It is calculated assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option, and that the option is exercised and sold on the last day of its term for the appreciated stock price. These amounts represent certain assumed rates of appreciation only, in accordance with the rules of the SEC, and do not reflect the Company's estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of the Company's Common Stock and no gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.

                    AGGREGATED FISCAL YEAR-END OPTION VALUES

     There were no option exercises by the Named Executive Officers during the fiscal year ended October 31, 1997. The following table sets forth information with respect to the number and value of securities underlying unexercised options held by the Named Executive Officers as of January 31, 1998:

                                  NUMBER OF SHARES                     VALUE OF UNEXERCISED
                               UNDERLYING UNEXERCISED                      IN-THE-MONEY
                           OPTIONS AT FISCAL YEAR-END (1)          OPTIONS AT FISCAL YEAR END (2)
                           -------------------------------         -------------------------------
NAME                       EXERCISABLE       UNEXERCISABLE         EXERCISABLE       UNEXERCISABLE
----                       -----------       -------------         -----------       -------------
Harris Ravine                  327,413             459,587         $   114,581       $     122,919
Peter W. Bell                  118,000             392,000         $    30,000       $      90,000
Anita D. Buchanan               12,150              24,350         $         0       $           0

----------
(1) Includes both "in-the-money" and "out-of-the-money" options. "In-the-money" options are options with exercise prices below the market price of the Company's Common Stock.

(2) Amounts reflected are based upon $1.625 closing sales price of the underlying shares of Common Stock, as reported on the Nasdaq Small Cap Market on January 30, 1998, minus the exercise price of the options and do not indicate that the optionee sold such stock.

                              EMPLOYMENT AGREEMENTS

     Prior to the consummation of the Merger, the Company and W. David Sykes entered into an employment agreement (the "Sykes Employment Agreement"). Pursuant to the Sykes Employment Agreement, Mr. Sykes was hired as President of the Company. The initial term of the Sykes Employment Agreement ends June 30, 2002, with automatic additional one-year extensions unless Mr. Sykes or the Company elect not to extend such term. Mr. Sykes' initial annual base salary under the Sykes Employment Agreement is $250,000 with cash bonuses up to an amount equal to 50% of Mr. Sykes' then base salary if the Company meets certain quantified objectives based on an annual bonus plan approved by the Board each year during the term of his employment. If Mr. Sykes' employment is terminated by the Company without cause he is entitled to receive his annual base salary of $250,000 for the number (or part thereof for any partial) year(s) remaining under the Sykes Employment Agreement plus any unpaid bonus. In the event that Mr. Sykes' employment is terminated within 12 months after a change in control of the Company, he is entitled to receive as severance an amount equal to eighteen months of his annual base salary



                                      17.

plus any unpaid bonus. The Sykes Employment Agreement also provides for additional benefits including term life insurance and a car allowance.

     The Company and Mr. Sykes entered into a noncompetition agreement (the "Noncompetition Agreement") in connection with the Merger, pursuant to which Mr. Sykes agreed not to compete with Andataco, solicit customers or employees of Andataco or its affiliates or disclose any confidential information. As consideration for entering into the Noncompetition Agreement, Mr. Sykes will receive 60 monthly payments of $16,667 for a total of $1,000,020. Mr. Sykes' obligation not to compete terminates at the earliest of (i) June 3, 2002, (ii) the Company's failure to make payments as described herein, or (iii) the Company's failure to make payments pursuant to the Sykes Employment Agreement.

     Prior to the consummation of the Merger, Andataco and Harris Ravine entered into an employment agreement (the "Ravine Employment Agreement"). Under the Ravine Employment Agreement, Mr. Ravine was hired as Chief Executive Officer of Andataco. The initial term of the Ravine Employment Agreement ends June 30, 2002, with automatic additional one-year extensions unless the Company or Mr. Ravine elect not to extend the Ravine Employment Agreement. Mr. Ravine's initial annual base salary under the Ravine Employment Agreement is $300,000, and he will be eligible to receive cash bonuses up to an amount equal to 50% of Mr. Ravine's then base salary if Andataco meets certain quantified objectives based on an annual business plan approved by the Board each year during the term of his employment. As additional consideration for entering into the Ravine Employment Agreement, upon consummation of the Merger, the Company granted Mr. Ravine an option to purchase 700,000 shares of Common Stock at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. Pursuant to the Ravine Employment Agreement, (i) 250,000 shares of the Company's Common Stock underlying the option vest and become exercisable monthly and ratably during the first year of the Ravine Employment Agreement; (ii) an additional 225,000 shares will vest (and the option will become exercisable with respect to such shares) in four equal installments over the next four years; and
(iii) the remaining 225,000 shares would vest (and the option would become exercisable with respect to such shares) over the same four years, but only if the Company met certain objectives. Such stock option was amended on November 5, 1997 to reduce the number of underlying shares by 225,000, which number represents those shares subject to performance-based vesting identified in (iii) above. Mr. Ravine was granted an additional option on November 5, 1997, to purchase 275,000 shares of the Company's Common Stock. Such shares shall vest at the rate of 68,750 per year at the end of each year during the four year period commencing on November 5, 1997. If Mr. Ravine's employment is terminated by the Company without cause he is entitled to receive an amount equal to 18 months of his annual base salary of $300,000 plus any unpaid bonus pursuant to the Ravine Employment Agreement. In the event that Mr. Ravine's employment with the Company is terminated within 12 months of a change of control of the Company, Mr. Ravine is entitled to receive as severance an amount equal to 18 months of this annual base salary plus any unpaid bonus. The Ravine Employment Agreement also calls for additional benefits, including term life insurance and a car allowance.

     Pursuant to an employment offer letter from Andataco dated September 20, 1996, Richard A. Hudzik receives an annual base salary of $135,000 per year and a cash bonus of up to 20% of base salary if certain financial objectives are met. Mr. Hudzik is entitled to six months severance pay upon termination.

     Pursuant to a compensation agreement entered into between Peter W. Bell and Andataco on July 10, 1997, Mr. Bell receives an annual base salary of $150,000 and a cash bonus of up to $30,000 if certain financial objectives are met. Pursuant to an employment offer letter from Andataco dated July 9, 1997, Mr. Bell was granted an option to purchase 480,000 shares of Common Stock at an exercise price equal to the fair market value on the date of grant. Pursuant to the offer letter, (i) 80,000 shares of the Company's Common Stock underlying the option vested fully upon commencement of Mr. Bell's employment; (ii) an additional 240,000 shares will vest in five equal installments over the next five years; and (iii) the remaining 160,000 would vest only if the Company met certain objectives. Such option was amended on November 5, 1997 to reduce the number of underlying shares by 160,000, which number represents those shares subject to performance-based vesting identified in (iii) above. Mr. Bell was granted an additional option on November 5, 1997 to purchase 190,000 shares of the Company's Common Stock. Such shares shall vest at the rate of 38,000 per year at the end of each year during the four year period commencing on November 5, 1997.

     Pursuant to the Executive Severance Agreement between the Company and Ronald J. Gellert, former President and Chief Executive Officer of the Company, dated January 1, 1994 (the "Gellert Agreement"), Mr. Gellert was entitled to payments under certain circumstances following a change in control of the Company. Accordingly, as a result of the Merger, the Company was obligated to make severance payments to Mr. Gellert totaling $232,283 upon Mr. Gellert's resignation, which was effective May 30, 1997.

     Pursuant to the Executive Severance Agreement between the Company and Eugene F. Tallone, former Vice President Finance, Chief Financial Officer and Treasurer of the Company, dated January 1, 1994 (the "Tallone Agreement'), Mr. Tallone



                                      18.

was entitled to payments under certain circumstances following a change in control of the Company. Accordingly, as a result of the Merger, the Company was obligated to make severance payments to Mr. Tallone totaling $171,757.50 upon Mr. Tallone's resignation, which was effective June 30, 1997.



                                      19.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                          ON EXECUTIVE COMPENSATION(1)

     The Compensation Committee of the Board of Directors (the "Compensation Committee") during the year ended October 31, 1997 was initially composed of Messrs. McMullen and Ippolito. Following the resignation of Mr. Ippolito from the Board in September 1997, the Compensation Committee became composed of Mssrs. McMullan and Straus; none of the members of the Compensation Committee is a current or former officer or employee of the Company. The Compensation Committee is responsible for setting and administering the Company's policies governing employee compensation and administering the Company's equity incentive plans.

COMPENSATION PHILOSOPHY

     The compensation policies adopted by the Compensation Committee are designed to (i) align compensation with business objectives and performance;
(ii) attract, retain and reward executive officers and other key employees who contribute to the long-term success of the Company; and (iii) motivate the Company's executive officers and other key employees to enhance long-term stockholder value. Key elements of this philosophy are:

     - The Company's salaries must be competitive with comparable open systems storage companies with which the Company competes for highly qualified and experienced executives. To date, the Compensation Committee has relied on its members' experience in working with other comparable companies to ensure executive salaries are competitive.

     - The Company maintains annual incentive programs sufficient to provide motivation to achieve specific operating goals and to generate rewards that bring total compensation to competitive levels.

     - The Company provides significant equity-based incentives for executives and other key employees to ensure that they are motivated over the long term to respond to the Company's business challenges and opportunities as stockholders as well as employees.

     The Committee's objective is to set executive compensation within a range which the Compensation Committee believes is comparable to the average range of compensation set by companies of similar size in the open systems storage market. The group of comparable companies is not necessarily the same as the companies included in the market indices included in the performance graph on page 22 of this Proxy Statement. The primary components of executive compensation are base salary, short- and long-term cash incentives and long-term equity incentives. Each year, the Compensation Committee reviews the criteria upon which all aspects of employee compensation are based.

     Base Salary. In fiscal year 1997 base salaries for executive officers other than the Chief Executive Officer were set at competitive levels based primarily on the recommendation of the Chief Executive Officer and assisted by the Compensation Committee's analysis of published compensation surveys reflecting compensation data for computer technology companies. Annual adjustments were made to maintain base salaries at levels competitive with comparable companies and to maintain an equitable relationship between the base salaries of executive officers and overall merit increases for the Company's other employees. In the case of any executive officer joining the Company, base salary was also determined as one component of a total compensation package that had to be competitive with compensation granted by the executive's prior employer and/or other opportunities that might be available to the executive.

     Annual Incentive Compensation. The amount of the bonus component in the total compensation plan for executive officers is established at the beginning of each year (or upon employment, in the case of newly hired executives). The percentage of potential direct cash compensation that this component represents varies for each officer, and for executive officers other than the Chief Executive Officer it is based on the recommendation of the Chief Executive Officer and the Compensation Committee's assessment of incentives in comparable positions in other companies. In 1997 each quarter's bonus component was only payable if the Company reported a pre-tax profit for the quarter, and 50% of each executive officer's bonus component was based on the Company's broader corporate performance against its financial plan for revenues
----------
(1) The material in this report is not "soliciting material," is not deemed filed with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.



                                      20.

and/or results of operations. The other half of each executive officer's bonus was based on performance against business objectives related to the individual executive officer's responsibilities, including quantified objectives and, in certain cases, other management objectives that were expected to provide future competitive advantage for the Company. Examples of such individualized objectives included development of sales and service channels, introduction and sales of new products and programs, and management of manufacturing and financial resources. For all executive officers other than the Chief Executive Officer, the quantified business objectives were determined on a quarterly basis by the Chief Executive Officer.

     The Company achieved its quarterly corporate performance in the second and fourth quarters of fiscal year 1997. As a result, Richard Hudzik received a cash bonus comprising of 2.5% of his base salary. Ronald J. Gellert and Eugene F. Tallone each received a bonus of $19,657 and $67,539, respectively, comprising of 10.6% and 56% of their respective base salaries. The bonuses were paid in connection with their resignation and pursuant to the terms of the Gellert Agreement and the Tallone Agreement, respectively.

     Long-Term Incentive Compensation. Initial stock option awards for executive officers are individually determined at or prior to employment at levels which are designed to attract qualified executives and in certain cases to be competitive with options granted by their prior employers. Employees from within the Company who are promoted to positions as executive officers typically receive additional option grants to bring their total option grants up to the level that would have been granted to a person hired for such executive officer position from outside the Company. For additional information regarding options awards, see the compensation tables preceding this report.

     Section 162(m) of the Code limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. The Compensation Committee has determined that stock options granted under the Company's 1997 Plan, Consolidated Equity Plan and 1993 Plan with an exercise price at least equal to the fair market value of the Common Stock on the date of grant will be treated as performance-based compensation under the Treasury regulations promulgated under Section 162(m) of the Code.

     Executive officers receive value from option grants only if the Common Stock appreciates over the long term. The amount of individual option grants is determined based in part on competitive practices at comparable companies and on the Company's philosophy of significantly linking executive compensation with stockholder interests. In determining the size of individual grants, the Committee also considers the number of shares subject to options previously granted to each executive officer, including the number of shares that have vested and that remain unvested. The Committee believes that option grants by the Company to its executive officers and employees are comparable to the average range for comparable companies. In fiscal year 1997, the Committee granted options to purchase an aggregate of 483,500 shares of the Company's Common Stock to two executive officers, Peter W. Bell and Anita Buchanan, in addition to the stock options granted to the Chief Executive Officer as described below.

CORPORATE PERFORMANCE AND CHIEF EXECUTIVE OFFICER COMPENSATION

     The total compensation program for the Chief Executive Officer is largely based upon the same policies and criteria used for other executive officers. Each year the Compensation Committee reviews the Chief Executive Officer's existing compensation arrangement, the individual performance for the calendar year under review, as well as the Company's performance relative to its peers. In setting the base salary for Mr. Ravine, the Compensation Committee considered industry reports as well as compensation data compiled by members of the Compensation Committee.

     Harris Ravine was appointed as Chief Executive Officer effective June 3, 1997. Under his employment agreement, Mr. Ravine's base salary is $300,000. In addition, Mr. Ravine was granted an option to purchase 700,000 shares of the Company's Common Stock under the Consolidated Equity Plan at an exercise price of $1.125, the fair market value of the stock on the date of grant. In determining the base salary and size of the option grant, the Compensation Committee considered Mr. Ravine's previous experience and proven leadership in implementing strategic and financial initiatives designed to augment the Company's development and commercialization efforts. The Compensation Committee also considered industry reports as well as industry compensation data. The Compensation Committee believes the size of the stock option grant was appropriate in order to align Mr. Ravine's total compensation with the performance of the Company and, ultimately, the interests of the stockholders.



                                      21.

CONCLUSION

     Through the programs described above, a significant portion of the Company's compensation program and the compensation of the Company's Chief Executive Officer are contingent on Company performance, and realization of benefits is closely linked to increases in long-term stockholder value. The Company remains committed to this philosophy of pay for performance, recognizing that the competitive market for talented executives and the volatility of the Company's business may result in highly variable compensation for a particular time period.

                                        COMPENSATION COMMITTEE


                                        Cornelius P. McMullan
                                        Melville Straus



                                      22.

                     PERFORMANCE MEASUREMENT COMPARISON(1)

     The following graph shows a comparison of cumulative total returns of an investment of $100 in cash for the Company, the Center for Research in Securities Prices Index for the NASDAQ Stock Market (United States and Foreign Companies) (the "CRSP NASDAQ U.S. and Foreign Index"), and the Center for Research in Securities Prices Index for the NASDAQ Computer and Manufacturer Stocks (the "CRSP NASDAQ Computer and Manufacturer Index") for the five year period ended October 31, 1997. The graph assumes that all dividends have been reinvested.

               COMPARISON OF CUMULATIVE TOTAL RETURN ON INVESTMENT

                (IPL SYSTEMS, INC., CRSP NASDAQ U.S. AND FOREIGN
                INDEX, CRSP NASDAQ COMPUTER MANUFACTURER INDEX)

--------------------------------------------- ---------- ---------- ---------- ---------- ---------- ----------
Index Description                              10/31/92   10/31/93   10/31/94   10/31/95   10/31/96   10/31/97
--------------------------------------------- ---------- ---------- ---------- ---------- ---------- ----------
IPL Systems, Inc.                               $100.00     $64.00     $28.00     $23.00      $16.00    $16.50
CRSP Total Return Index for the NASDAQ          $100.00    $101.81    $115.27    $195.76     $245.62   $323.93
Computer and Manufacturer Stocks
CRSP Total Index for the NASDAQ Stock           $100.00    $129.92    $129.96    $173.46     $203.94   $268.25
Market (U.S. and Foreign)
--------------------------------------------- ---------- ---------- ---------- ---------- ----------- ---------

----------
(1) This Section is not "soliciting material," is not deemed filed with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in such filing.



                                      23.

                              CERTAIN TRANSACTIONS

     Harris Ravine, Chairman of the Board of Directors and Chief Executive Officer of the Company, is a managing director of BI Capital, which earned $50,000 for providing financial advice and assistance in connection with the negotiation of the Merger. Mr. Ravine, an outside director until the consummation of the Merger, played an instrumental role in negotiating the terms of the Merger and received $50,000 as a "success fee" upon consummation of the Merger.

     Andataco has entered into a ten-year lease with Syko Properties, Inc., a corporation wholly-owned by W. David Sykes, dated January 1, 1993, for 42,384 square feet of industrial office space located at 10149 Mesa Rim Road, San Diego, California (the "Lease"). The Lease term commenced on April 1, 1993 and expires on March 31, 2003. Andataco has four five-year options to renew the Lease at market rates. The current monthly rental payment under the Lease is $27,500.

     Pursuant to a Subordinated Promissory Note dated February 10, 1997 (the "Note"), Andataco has promised to pay W. David Sykes the principal sum of $5,195,548.87 plus interest at 9% per annum. The Note is due and payable in full on June 30, 2004. Mr. Sykes receives monthly interest payments from the Company in the amount of $38,967.

     The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings which he is or may be made a party by reason of his position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under Massachusetts law and the Company's By-laws.

     The Company has entered into certain additional transactions with its directors and executive officers, as described under the captions "Executive Compensation--Compensation of Directors" and "Executive Compensation--Employment Agreements."

                                  OTHER MATTERS

     The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                        By Order of the Board of Directors



                                        Richard A. Hudzik
                                        Clerk
February 27, 1998



A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED OCTOBER 31, 1997 IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: IPL SYSTEMS, INC., 124 ACTON STREET, MAYNARD, MASSACHUSETTS 01754.



                                      24.

                                IPL SYSTEMS, INC.
                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON APRIL 8, 1998


     The undersigned hereby appoints HARRIS RAVINE and RICHARD A. HUDZIK, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of IPL Systems, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of IPL Systems, Inc. to be held at 124 Acton Street, Maynard, Massachusetts, on Wednesday, April 8, 1998 at 10:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.



     UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3, 4 AND 5 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.



MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEE FOR DIRECTOR LISTED BELOW.

PROPOSAL 1:    To elect four directors to serve for the ensuing year and until their successors are elected.

|_|   FOR the nominees listed below       |_|   WITHHOLD AUTHORITY
      (except as marked to the contrary         to vote for the nominees
      below).                                   listed below.

NOMINEES:   Harris Ravine, W. David Sykes, Cornelius P. McMullan and
Melville Straus

TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S) WRITE SUCH NOMINEE(S)' NAME(S)
BELOW:

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------



                  (Continued and to be signed on other side)

                           (Continued from other side)

MANAGEMENT RECOMMENDS A VOTE FOR PROPOSALS 2, 3, 4 AND 5.

PROPOSAL 2: To approve the Company's 1997 Equity Incentive Plan, as amended.

      |_|  FOR                    |_|  AGAINST              |_|  ABSTAIN

PROPOSAL 3: To approve the amendment to the Company's Articles of Organization to change the name of the Company from IPL Systems, Inc. to Andataco, Inc.

      |_|  FOR                    |_|  AGAINST              |_|  ABSTAIN

PROPOSAL 4: To approve an amendment to the Company's Articles of Organization to increase the authorized number of shares of Class A Common Stock from 30,000,000 shares to 40,000,000 shares.

      |_|  FOR                    |_|  AGAINST              |_|  ABSTAIN

PROPOSAL 5: To ratify selection of PRICE WATERHOUSE LLP as independent auditors of the Company for its fiscal year ending October 31, 1998.

      |_|  FOR                    |_|  AGAINST              |_|  ABSTAIN



DATED
      -----------------------------     -----------------------------------

                                        -----------------------------------
                                                   SIGNATURE(S)



                                        Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.